Exhibit 10.25(a)
FIRST AMENDMENT TO LOAN AND SECURITY AGREEMENT
THIS FIRST AMENDMENT TO LOAN AND SECURITY AGREEMENT (this “Amendment”), dated as of April 28, 2008, is entered into between WACHOVIA CAPITAL FINANCE CORPORATION (WESTERN), a California corporation, as Agent and Lender (in such capacities, “Lender”), IMAGE ENTERTAINMENT, INC., a Delaware corporation (“Borrower”), EGAMI MEDIA, INC., a Delaware corporation (“Egami”), IMAGE ENTERTAINMENT (UK), INC., a Delaware corporation (“Image (UK)”) and HOME VISION ENTERTAINMENT, INC., a Delaware corporation (“HVE” and together with Egami and Image (UK), collectively, “Guarantors”).
RECITALS
A. Borrower, Guarantors and Lender have previously entered into that certain Loan and Security Agreement dated May 4, 2007 (the “Loan Agreement”), pursuant to which Lender has made certain loans and financial accommodations available to Borrower. Terms used herein without definition shall have the meanings ascribed to them in the Loan Agreement.
B. Borrower, Guarantors and Lender now wish to amend the Loan Agreement on the terms and conditions set forth herein.
C. Borrower and Guarantors are entering into this Amendment with the understanding and agreement that, except as specifically provided herein, none of Lender’s rights or remedies as set forth in the Loan Agreement is being waived or modified by the terms of this Amendment.
AGREEMENT
NOW, THEREFORE, in consideration of the foregoing and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:
1. Amendments to Loan Agreement.
(a) The definition of “Applicable Margin” in Section 1.7 of the Loan Agreement is hereby amended and restated to read in its entirety as follows:
“1.7 ‘Applicable Margin’ shall mean, at any time, with respect to any Prime Rate Loan or Eurodollar Rate Loan, the applicable rate per annum set forth below under the caption “Prime Spread” or “Eurodollar Spread”, as the case may be, based upon the EBITDA of Parent and its Subsidiaries during the twelve (12) months ending on the most recent determination date:

	Prime	Eurodollar
EBITDA	Spread	Spread
Category 1 ≥ $2,000,000	0.5%	2.25%
Category 2 < $2,000,000 but ≥ $1,000,000	0.5%	2.50%
Category 3 < $1,000,000	0.75%	2.75%
For purposes of the foregoing, (a) the Applicable Margin shall be determined as of the end of each fiscal quarter of Parent based upon the annual or monthly financial statements (for periods ending on the last day of a fiscal quarter or year) delivered pursuant to Section 9.6(a), and (b) each change in the Applicable Margin resulting from the EBITDA of Parent and its Subsidiaries shall be effective during the period commencing on and including the first day of the month immediately following the date of delivery to the Agent of such financial statements indicating such change and ending on the date immediately preceding the effective date of the next such change, provided that the EBITDA shall be deemed to be in Category 3 at the option of the Agent or at the request of the Required Lenders if the Parent fails to deliver the annual or monthly financial statements required to be delivered by it pursuant to Section 9.6(a) hereof, during the period from the expiration of the time for delivery thereof until such financial statements are delivered. If any such financial statements overstate the EBITDA, and if as a result of such overstatement, the interest and fees charged hereunder are less than what would have been charged had such financial statements accurately stated the EBITDA, then Borrowers shall be responsible for the difference between the interest and fees charged as result of such overstatement and what would have been charged had such financial statements accurately stated the EBITDA, and shall pay the amount of such difference to the Agent upon its demand therefor.”
(b) The definition of “Revolving Loan Limit” in Section 1.7 of the Loan Agreement is hereby amended and restated to read in its entirety as follows:
“1.92 ‘Revolving Loan Limit’ shall mean, as to each Borrower, at any time, the amount equal to $20,000,000 minus the then outstanding principal amount of the Revolving Loans and Letters of Credit provided to the other Borrowers.”
(c) Section 9.17 of the Loan Agreement is hereby amended and restated to read in its entirety as follows:

“9.17 Fixed Charge Coverage Ratio. During each of the periods set forth below, Borrowers shall maintain a Fixed Charge Coverage Ratio of no less than the ratio set forth opposite such period; provided that if (a) such required ratio is less than 1.00 to one and Borrowers had Excess Availability hereunder equal to or greater than $3,500,000 at all times during the thirty (30) days preceding the date on which the financial statements for the last day of such period are furnished to Agent pursuant to Section 9.6(a)(i) hereof, or (b) such required ratio is equal to or greater than 1.00 to one and Borrowers had Excess Availability hereunder equal to or greater than $2,500,000 at all times during those thirty (30) days, then the foregoing covenant will not be tested for the applicable period:

Periods	Ratios

Each 3 month period ending on or after March 31, 2008 but on or before August 30, 2008	0.00 to one

Each 3 month period ending on or after September 30, 2008 but on or before November 30, 2008	0.50 to one

Each 3 month period ending on or after December 31, 2008 but on or before February 28, 2009	1.00 to one

Each 6 month period ending on or after March 31, 2009 but on or before May 31, 2009	1.00 to one

Each 6 month period ending on or after June 30, 2009	1.10 to one”
2. Effectiveness of this Amendment. Lender must have received the following items before this Amendment is effective.
(a) Amendment. This Amendment, fully executed in a sufficient number of counterparts for distribution to all parties.
(b) Representations and Warranties. The representations and warranties set forth herein and in the Loan Agreement must be true and correct.
(c) Other Required Documentation. All other documents and legal matters in connection with the transactions contemplated by this Amendment shall have been delivered or executed or recorded and shall be in form and substance satisfactory to Lender.
3. Representations and Warranties. Borrower and Guarantors represent and warrant as follows:

(a) Authority. Each of Borrower and Guarantors has the requisite corporate power and authority to execute and deliver this Amendment, and to perform its obligations hereunder and under the Financing Agreements (as amended or modified hereby) to which it is a party. The execution, delivery and performance by Borrower and Guarantors of this Amendment have been duly approved by all necessary corporate action and no other corporate proceedings are necessary to consummate such transactions.
(b) Enforceability. This Amendment has been duly executed and delivered by Borrower and Guarantors. This Amendment and each Financing Agreement (as amended or modified hereby) is the legal, valid and binding obligation of Borrower and Guarantors, enforceable against them in accordance with its terms, and is in full force and effect.
(c) Representations and Warranties. The representations and warranties contained in each Financing Agreement (other than any such representations or warranties that, by their terms, are specifically made as of a date other than the date hereof) are correct on and as of the date hereof as though made on and as of the date hereof.
(d) Due Execution. The execution, delivery and performance of this Amendment are within the power of Borrower and Guarantors, have been duly authorized by all necessary corporate action, have received all necessary governmental approval, if any, and do not contravene any law or any contractual restrictions binding on Borrower or any Guarantor.
(e) No Default. No event has occurred and is continuing that constitutes an Event of Default.
4. Choice of Law. The validity of this Amendment, its construction, interpretation and enforcement, the rights of the parties hereunder, shall be determined under, governed by, and construed in accordance with the internal laws of the State of California governing contracts only to be performed in that State.
5. Counterparts. This Amendment may be executed in any number of counterparts and by different parties and separate counterparts, each of which when so executed and delivered, shall be deemed an original, and all of which, when taken together, shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Amendment by telefacsimile shall be effective as delivery of a manually executed counterpart of this Amendment.
6. Reference to and Effect on the Financing Agreements.
(a) Upon and after the effectiveness of this Amendment, each reference in the Loan Agreement to “this Agreement”, “hereunder”, “hereof” or words of like import referring to the Loan Agreement, and each reference in the other Financing Agreements to “the Loan Agreement”, “thereof” or words of like import referring to the Loan Agreement, shall mean and be a reference to the Loan Agreement as modified and amended hereby.
(b) Except as specifically amended above, the Loan Agreement and all other Financing Agreements, are and shall continue to be in full force and effect and are hereby in all respects ratified and confirmed and shall constitute the legal, valid, binding and enforceable obligations of Borrower and Guarantors to Lender.

(c) The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of Lender under any of the Financing Agreements, nor constitute a waiver of any provision of any of the Financing Agreements.
(d) To the extent that any terms and conditions in any of the Financing Agreements shall contradict or be in conflict with any terms or conditions of the Loan Agreement, after giving effect to this Amendment, such terms and conditions are hereby deemed modified or amended accordingly to reflect the terms and conditions of the Loan Agreement as modified or amended hereby.
7. Estoppel. To induce Lender to enter into this Amendment and to continue to make advances to Borrower under the Loan Agreement, Borrower and Guarantors hereby acknowledge and agree that, as of the date hereof, there exists no right of offset, defense, counterclaim or objection in favor of Borrower or any Guarantor as against Lender with respect to the Obligations.
8. Integration. This Amendment, together with the other Financing Agreements, incorporates all negotiations of the parties hereto with respect to the subject matter hereof and is the final expression and agreement of the parties hereto with respect to the subject matter hereof.
9. Severability. In case any provision in this Amendment shall be invalid, illegal or unenforceable, such provision shall be severable from the remainder of this Amendment and the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

IN WITNESS WHEREOF, the parties have entered into this Amendment as of the date first above written.

IMAGE ENTERTAINMENT, INC.
By:	/s/ JEFF M. FRAMER
	Name:	Jeff M. Framer
	Title:	Chief Financial Officer

EGAMI MEDIA, INC.
By:	/s/ JEFF M. FRAMER
	Name:	Jeff M. Framer
	Title:	Chief Financial Officer

IMAGE ENTERTAINMENT (UK), INC.
By:	/s/ JEFF M. FRAMER
	Name:	Jeff M. Framer
	Title:	Chief Financial Officer

HOME VISION ENTERTAINMENT, INC.
By:	/s/ JEFF M. FRAMER
	Name:	Jeff M. Framer
	Title:	Chief Financial Officer

WACHOVIA CAPITAL FINANCE CORPORATION (WESTERN), as Agent and Lender
By:	/s/ GARY WHITAKER
Gary Whitaker, Director